Exhibit 10.1
Employee Form
Option No.:
COLONIAL PROPERTIES TRUST
2008 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED SHARE OPTION AGREEMENT
Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), hereby grants an option to purchase its common shares of beneficial interest, $.01 par value (each, a “Share and collectively, the “Shares”), to the optionee named below. The terms and conditions of the option are set forth in this cover sheet and in the attachment (collectively, the “Agreement”), and in the Company’s 2008 Omnibus Incentive Plan (the “Plan”).
Grant Date:                                         , 200
Name of Optionee:
Optionee’s Social Security Number:                     -                    -
Number of Shares Covered by Option:
Option Price per Share: $                    .
Vesting Start Date:                     , 200
Vesting Schedule
     In the event that the Schedule set forth below would result in vesting of a fractional number of options, the number of options that will vest will be rounded down to the nearest whole Share, and the last scheduled vesting tranche will be rounded up, to the extent necessary, so that the full number of options will have vested.

Vesting Date	Number of options that vest, as a percentage of the number of options granted

     By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Optionee:

(Signature)

Company:

(Signature)

Name:

Title:

Attachment
This is not a share certificate or a negotiable instrument.

COLONIAL PROPERTIES TRUST
2008 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED SHARE OPTION AGREEMENT

Non-Qualified Share Option	This option is not intended to be an incentive share option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested Shares by following the procedures set forth in the Plan and below in this Agreement.

Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Shares will vest after your Service has terminated for any reason.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death	If your Service terminates because of your death, your option will automatically be fully vested and your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will automatically be fully vested and will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

• Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate option price.

• Shares which have already been owned by you and which are surrendered to the Company. The Fair Market Value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell the Shares subject to the option and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Shares acquired under this option. Any of the methods described under “Form of Payment” will be considered acceptable arrangements for paying such taxes.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company (or any of its Affiliates) in any capacity. The Company (and any of its Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Forfeiture of Rights	If it is ever determined by the Board, as recommended by the Audit Committee of the Company, that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then your option shall be immediately forfeited and thereupon your option shall be cancelled; provided, however, that if you have exercised your option within two years prior to the Board determination, you shall be required to pay to the Company an amount equal to the difference between the aggregate value of the Shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by you. In addition, your option and gains resulting from the exercise of the option, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of the option.

Adjustments	In the event of a share split, a share dividend or a similar change in the Shares, the number of Shares covered by this option and the option price per Share shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Arbitration	Any disputes between you and the Company in any way concerning this Agreement shall be submitted at the initiative of either you or the Company to mandatory arbitration before a single arbitrator in Birmingham, Alabama pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final and may be entered as a judgment in any court in the State of Alabama. You and the Company irrevocably consent to the jurisdiction of the federal and state courts located in Alabama for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorney’s fees.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact at to request paper copies of these documents.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.